Exhibit 10.2
SETTLEMENT AGREEMENT AND RELEASE
     The parties to this Settlement Agreement and Release (the “Agreement” or the “Release”) are Joseph P. Cooper (“Executive”) and Medicis Pharmaceutical Corporation (the “Company”).
RECITALS
     A. Executive is currently employed by the Company as its Executive Vice President, Corporate and Product Development. Effective December 23, 2008, Executive and the Company entered into an Employment Agreement (the “Employment Agreement”).
     B. The Company recently discussed a possible realignment of responsibilities for its executive team, which Executive found to be unacceptable. Following additional discussions, the Company and Executive have agreed that it is in both Company’s and Executive’s best interests for Executive to terminate employment with the Company as of the Separation Date (defined below).
     C. Executive and the Company each desires to resolve amicably, fully and finally all matters between them, including, but in no way limited to, those matters relating to the employment relationship between them and the termination of that relationship.
     NOW THEREFORE, in consideration of the recitals set forth above, which Executive and Company acknowledge are accurate, and the mutual promises and obligations set forth below, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:
AGREEMENTS
     1. Separation Date. The Company and Executive agree that Executive’s employment with the Company will terminate effective as of June 30, 2010 (the “Separation Date”). As of the Separation Date, and without any further action on his part, Executive hereby resigns from any and all positions or offices that Executive may hold with the Company or any affiliate of the Company as well as with any benefit plan or other entity that Executive holds either by appointment by the Company or due to his role as an officer of the Company.
     2. Transition. During the period beginning on the date on which this Agreement is executed through the Separation Date, Executive agrees to fully and diligently perform the duties assigned to him by the Company, which may differ from the duties currently assigned to him, and to cooperate with and assist the Company in the transition of his responsibilities to others. As part of Executive’s transition of his responsibilities to others, Executive will diligently and promptly work on the preparation of a transition memorandum covering such items as may be requested by the Company. During the period beginning on the Separation Date and ending on the first anniversary of the Separation Date, Executive also agrees, without further compensation, to make himself reasonably available during normal business hours to respond to inquiries from representatives of the Company regarding any matter or issue with which Executive was involved during his period of employment with the Company.
     3. Payments and Benefits. Executive shall be entitled to receive the following payments and benefits:

          (a) Severance Payments. Executive shall be entitled to receive three (3) separate severance payments (the “Severance Payments”) totaling $2,900,000 and payable in accordance with the following schedule:

Payment	Payment Date	Amount
Payment 1	Effective Date	$1,000,000
Payment 2	July 1, 2011	$1,000,000
Payment 3	January 15, 2012	$900,000
     Payment 1 will be paid within seven (7) business days following the “Effective Date,” which is the latest of(1) the Separation Date, (2) the expiration of the revocation period referred to in Section 5(f) or (3) the expiration of the revocation period referred to in the Supplemental Release attached hereto as Exhibit A, if applicable. If Executive complies with the terms of this Agreement, Payments 2 and 3 will be made within seven (7) business days of the dates specified above. Nevertheless, all three payments are conditioned on Executive’s full compliance with all of the obligations contained in this Agreement, including but not limited to the “Company Protection Provisions.” For this purpose, the “Company Protection Provisions” are Section 9 (Non-Competition) of this Agreement and Sections 6 (Confidentiality) and 7.1 (Non-Solicitation) of the Employment Agreement, which survive the execution of this Agreement pursuant to Section 15. If Executive fails to honor or satisfy the obligations imposed upon him pursuant to the Company Protection Provisions for the maximum period set forth in the Company Protection Provisions, or if Executive challenges such provisions and a court of competent jurisdiction reduces the temporal or geographic scope of such provisions, Executive will relinquish any right to any payments remaining due after the date of the violation or the date of the filing of such challenge, as applicable. At all times, the right to each of the three (3) Severance Payment made pursuant to this Section 3(a) shall be treated as the right to a series of separate payments within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii). If Executive fails to sign this Agreement within the 21-day period referred to in Section 5(e) or if Executive fails to sign the Supplemental Release attached as Exhibit A in accordance with Section 6 within the period referred to in Exhibit A, or if Executive revokes his execution of this Agreement or the Supplemental Release within the applicable seven (7) day revocation period, Executive shall not be entitled to receive any of the payments provided pursuant to this Section 3(a) or any amounts due pursuant to any other provision of this Agreement.
          (b) Acceleration of Severance Payments Due to Change in Control. If a transaction that results in a “Change in Control” of the Company closes prior to December 15, 2011, the Severance Payments due pursuant to Section 3(a) shall be paid on the earlier of: (1) the dates specified in Section 3(a) or (2) within thirty (30) days following the closing of the transaction that results in the Change in Control. For purposes of this Agreement, “Change in Control” shall mean and refer to any transaction or event that: (1) results in a “Change in Control” as that term is defined in Section 5.8(b) of the Employment Agreement; and (2) that also qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5).
          (c) Health Care Coverage. If Executive makes a timely election pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to continue his benefits under a Company sponsored group health plan, the Company will reimburse Executive for the actual cost of his COBRA coverage for a period of up to eighteen (18) months following Executive’s “Separation from Service.” If Executive becomes ineligible for COBRA coverage for any reason during such eighteen (18) month period (including but not limited to the nonpayment of premiums) the Company’s obligation to reimburse Executive’s COBRA premiums shall cease. The eighteen (18) month period referred to above shall run concurrently with the applicable COBRA continuation period and shall not extend the maximum period under which Executive may receive continued group health insurance benefits pursuant to COBRA. The liaison of the Company for COBRA reimbursement matters shall be Lanora Contreras. Executive may not elect to receive cash or any other allowance in lieu of any benefits provided by this Agreement. For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treas. Reg. § 1.409A-1(h).
          (d) No Further Obligation. The Company’s provision of the Severance Payments and the COBRA premium reimbursements described in this Section 3 shall fully satisfy its obligations to Executive under the terms of Executive’s Employment Agreement. Executive shall have no further right to receive any benefits or payments pursuant to the Employment Agreement or any other severance plan or program sponsored by the Company. Executive’s rights to vest in any restricted stock or vest in or exercise stock options will be determined pursuant to the provisions of the plans or agreements pursuant to which such stock options or restricted stock were granted or awarded to Executive and shall not be enhanced or otherwise impacted by the provisions of this Agreement.
          (e) Gross Amounts. All amounts referred to in this Agreement are gross amounts. The Company will deduct required and authorized withholdings.
          (f) Miscellaneous Payment Provisions. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated (except as otherwise provided in Section 3(b)) or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Internal Revenue Code (the “Code”) or applicable regulations. Executive has not been given the right to make any election regarding the time or form of any payment due to him under this Agreement nor has Executive been permitted to elect the taxable year of the Severance Payment.
     4. General Release.
          (a) By Executive. Executive does hereby release and forever discharge the “Company Releasees” herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder include, without limitation, any alleged breach of any express or implied agreement (including without limitation the Employment Agreement); any alleged torts or other alleged legal restrictions relating to the Executive’s service to the Company and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Civil Rights Act of 1866, and the Civil Rights Act of 1991, as both have been amended; the Equal Pay Act, as amended; regulations of the Office of Federal Contract Compliance; the Worker Adjustment and Retraining Notification Act, as amended; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act, as amended; the Occupational Safety and Health Act, as amended; the Arizona Employment Protection Act, as amended; or any other federal, state or local laws. This Release shall not apply to any of the following: the Company’s obligations to provide Severance Payments and COBRA reimbursements under this Agreement; to Executive’s rights to indemnification under a written agreement previously entered into with the Company or the Articles or Bylaws of the Company or applicable law; to claims for workers’ compensation benefits; or Executive’s vested rights under any stock option, restricted stock, retirement or welfare benefit plan.
          (b) By Company. Company does hereby release Executive from any Claims (as defined above) that Company now has or may hereafter have against Executive by reason of any and all acts, omissions, events, or facts occurring or existing prior to Company’s execution of this Release but only if and to the extent that Executive is entitled to indemnification from Company with respect to such acts, omissions, events, or facts pursuant to a written agreement previously entered into between Executive and Company, the Articles or Bylaws of Company as in effect on the date of this Agreement, or applicable law.
     5. Rights Under the Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Older Worker’s Benefit Protection Act and the ADEA. The following terms and conditions apply to and are part of the waiver and release of the Older Worker’s Benefit Protection Act claims and ADEA claims under this Release:
          (a) Executive acknowledges that this paragraph and this Release are written in a manner calculated to be understood by Executive.
          (b) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.
          (c) Executive acknowledges that this Agreement provides for consideration in exchange for this Release in addition to anything of value to which Executive is already entitled.
          (d) Executive has been advised to consult an attorney before signing this Release.
          (e) Executive, through his attorney, was first presented with this Release on May 21, 2010. Executive accordingly has already had twenty-one (21) days to decide whether or not to sign this Release. The Company has agreed to extend the period within which Executive may decide whether or not to sign this Release through the close of business on June 15, 2010. Executive and Company agree that the changes made from the original version of the Release provided to Executive on May 21 do not entitle Executive to an additional twenty-one (21) day period within which to decide whether or not to sign this Release.
          (f) Executive has the right to revoke this Release within seven (7) days of signing this Release. In the event this Release is revoked, Executive understands that this Release will be null and void, and he will not be entitled to any compensation or benefits under this

Agreement. If Executive wishes to revoke this Release, Executive shall deliver written notice stating his intent to revoke this Release to Jason Hanson at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Release. Receipt by the Company of proper and timely notice of revocation from Executive cancels and voids this Agreement. If Executive does not provide a timely notice of revocation, this Agreement will become irrevocable on the calendar day immediately following expiration of the revocation period.
     6. Supplemental Release. At the request of the Company, Executive shall sign the Supplemental Release attached hereto as Exhibit A no earlier than June 30, 2010.
     7. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Executive.
     8. No Actions. Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Executive shall not be obligated to pay the Company Releasees’ attorneys’ fees to the extent such fees are attributable to claims under the ADEA or a challenge to the validity of the release of claims under the ADEA.
     9. Non-Competition. For a period of eighteen (18) months following the Separation Date, Executive shall not, directly or indirectly, in any County of the State of Arizona, any of the States of the United States of America, or any country in Europe, serve as an employee, consultant, officer, director, lender, investor, shareholder, partner, manager or member of any person or entity, or own or act as a sole proprietor of a business, that engages in the production of dermatological or facial aesthetic products or any business that engages in the lines of business in which the Company is engaged on the Separation Date (including, but not limited to, the manufacture, sale, marketing or developing of (i) dermatological or aesthetic products (including but not limited to facial aesthetic products), (ii) products or procedures for the reduction of fat or cellulite, or (iii) products that may treat Urea Cycle Disorder, any other deficiencies and enzymes of the Urea Cycle or that compete with those of UCYCLYD Pharma, Inc.) (each a “Competitor”); provided, however, that Executive’s passive ownership of securities shall not be a violation of this Section 9 if such securities represent:
          (a) less than one percent (1%) of the securities of a publicly traded entity with a market capitalization greater than $500,000,000 at the time of Executive’s investment (a “Large Publicly Traded Entity”); or
          (b) less than $500,000 and less than five percent (5%) of the securities of any entity that is not a Large Publicly Traded Entity.

     Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing his profession, or cause him economic hardship.
     Notwithstanding the foregoing, at the request of Executive, the Company will in good faith consider relieving Executive of some or all of the obligations imposed upon him pursuant to this Section 9 as it applies to a particular entity. Executive’s request shall be in writing and shall, at a minimum, include a full description of his proposed responsibilities. The review and release from the requirements of this Section 9 shall be solely in the good faith discretion of the Company.
     10. Return of Company Property. Executive agrees that prior to the Separation Date he shall make a diligent search and return to the Company all Company documents (in electronic, paper or any other form as well as all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, cell phones, laptops and any materials of any kind that may or may not contain or embody any proprietary or Confidential Information of Company (as the term “Confidential Information” is defined in Section 6 of the Employment Agreement). Any item that was paid for, or the purchase price for which was reimbursed by, the Company shall be considered to be Company property. Executive agrees to make a diligent search for all such Company property and to return any property not previously returned to the Company no later than the Separation Date. Executive further agrees to provide to the Company, within five (5) days of execution of this Agreement and upon the Separation Date, with a computer-useable copy of any Company Confidential Information or proprietary data, materials or information received, stored, reviewed, prepared or transmitted on any personal computer, server, or e-mail system, to the extent the same may be retrieved from such computers, servers and e-mail system, and, then, to delete such Company Confidential Information or proprietary information from those computers, servers and e-mail systems.
     11. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with each other with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (a) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (b) appearing at the Company’s request, upon reasonable notice, as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (c) signing at the Company’s reasonable request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company’s duty of cooperation includes providing Executive and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding. If Executive’s cooperation involves meeting with attorneys, testimony, or attendance at hearings or other proceedings, Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in the course of performing such obligations hereunder, and, absent an agreement pursuant to the following sentence, the Company shall compensate Executive at the rate of $400.00 per hour for any hours in excess of eight per month or 16 cumulatively devoted by Executive in the fulfillment of his obligations under this sentence. If the obligations imposed upon Executive pursuant to this Section 11 require that Executive devote significant, concentrated periods of time to the satisfaction of his obligations, Company, on the request of Executive, will negotiate in good faith with Executive to reach an agreement to provide Executive with reasonable compensation for his services. At the request of Executive, the Company also shall consider in good faith any request from Executive to provide Executive with legal counsel, either through the Company’s counsel or separate counsel, if appropriate, in connection with such cooperation. Company shall indemnify Executive for any claims alleged against Executive arising out of his acts or omissions that occurred in the course and scope of his services to the Company in accordance with the terms of any written indemnification agreement previously entered into between Executive and Company, or the Articles or Bylaws of Company as in effect on the date of this Agreement, or applicable law. In addition, Executive agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive promptly of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.
     12. No Disparagement. Executive and Company each acknowledge that following the execution of this Agreement they will continue to be bound by the non-disparagement provisions of Section 9.8 of the Employment Agreement.
     13. Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
     14. Acknowledgement. Executive acknowledges that he is herein being advised to consult with an attorney prior to executing this Agreement. Executive represents and agrees that he has read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement with a full and complete understanding of all of its terms.
     15. Integration. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties, supersedes all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them. Notwithstanding the foregoing, Executive and Company acknowledge and agree that this Agreement does not limit, modify, amend, or supersede, in any way, their obligations to abide by the provisions of Section 5.10 (Certain Additional Payments), Section 5.11 (Delayed Distributions and Code Section 409A Compliance), Section 5.14 (Limited Section 409A Payments), Section 6 (Confidentiality), Section 7.1 (Non-Solicitation), Section 8 (Arbitration Agreement), or Section 9.8 (Non-Disparagement) of the Employment Agreement or any other provision of the Employment Agreement that, by its terms or by implication, is intended to survive the termination of Executive’s employment with the Company. The parties acknowledge that Section 9 of this Agreement amends, restates and replaces Section 7.2 (Non-Competition) of the Employment Agreement. Nothing in this Agreement is intended to modify in any way any rights Executive may have to indemnification pursuant to a written agreement previously entered into with the Company or the Articles or Bylaws of the Company as in effect on the date of this Agreement, or applicable law or any vested rights Executive may have pursuant to any stock option, restricted stock, retirement or welfare benefit plan. Those provisions shall continue in full force and effect in accordance with their terms.
     16. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.
     17. Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.
     18. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive, and the Company specifically denies the commission of any wrongful acts against Executive. Executive acknowledges that he has not suffered any wrongful treatment by the Company.
     19. Joint Drafting. Executive and the Company agree that this Agreement shall be deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.
     20. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     21. Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by the laws of the State of Arizona without giving effect to the principles of conflict of laws thereof.
     22. No Duty to Mitigate. Executive shall be entitled to the full benefits provided under this Agreement without regard to Executive’s efforts or lack of efforts to obtain alternative employment, and the benefits provided to Executive shall not be reduced by any amounts received by Executive from any other source.
     23. Section 409A Compliance. The parties believe that the first Severance Payment due pursuant to Section 3(a) qualifies for the short-term deferral exception to the requirements of Section 409A. The parties also believe that the second and third Severance Payments called for by Section 3(a) satisfy the requirements of Section 409A as does the accelerated payment due upon a Change in Control pursuant to Section 3(b). In addition, the parties believe that the health care coverage reimbursements called for by Section 3(c) satisfy the separation pay exception to the requirements of Section 409A. The parties agree that they will not take any inconsistent positions on any tax returns that they might file.
     24. No Reemployment. Executive agrees that in the future he will not apply for employment for any position with the Company or any of is affiliates.
     25. Consent to Disclosure. Executive acknowledges that Company is obligated to disclose this Agreement pursuant to applicable securities law requirements. Executive also consents to Company’s disclosure of his departure to the Company’s employees, vendors, business partners and others. Executive understands that this disclosure will occur immediately upon the execution of this Agreement and will not be postponed until the expiration of the revocation period referred to in Section 5(f) or the Supplemental Release. Company shall provide Executive with an advance copy of the form 8-K that will be filed with the Securities Exchange Commission and any press release or internal communication with which Company intends to announce Executive’s departure.
     26. Consent to Realignment of Portfolio. In light of Executive’s desire to accelerate his departure from the Company, Executive understands that the Company will need to move quickly to reassign Executive’s responsibilities to others. Executive consents to the Company’s assignment of his authority, duties and responsibilities to others immediately following the execution of this Agreement and agrees that he will not assert that the reassignment of his authority, duties and responsibilities to others is “Good Reason” for his termination of employment pursuant to the provisions of the Employment Agreement, even if Executive chooses to revoke his execution of this Agreement pursuant to Section 5(f) or the Supplemental Release pursuant to its terms. If Executive does revoke his execution of this Agreement or the Supplemental Agreement, the revocation shall not have any impact upon the consent provided pursuant to this Section or Section 25, which shall continue in full force and effect despite any revocation.
     27. Representation of Executive. Executive hereby represents to the Company that he is not aware of any action or omission on his part or of a third party that would give rise to any liability of the Company to any third party or would give rise to any claim by the Company against Executive. Company hereby represents to the Executive that it is not aware of any action or omission on its part that would give rise to any claim by the Executive against Company.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Executive has executed this Agreement on this 15th day of June, 2010.

Medicis Pharmaceutical Corporation

By:	/s/ Jason D. Hanson		/s/ Joseph P. Cooper

	Name:	Jason D. Hanson	Joseph P. Cooper
	Title:	Executive Vice President, General Counsel & Corporate Secretary

6/15/10			6/15/10
Date			Date